UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-1004130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West Wacker Drive Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Amendment No. 4 on Form 8-A/A amends and supplements the registrant’s Registration Statement on Form 8-A (the “Original 8-A”) filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2019, as amended by Amendment No. 1 to the Original 8-A (the “Initial 8-A Amendment”) filed with the SEC on August 29, 2019, Amendment No. 2 to the Original 8-A (the “Second 8-A Amendment”) filed with the SEC on August 18, 2020 and Amendment No. 3 to the Original 8-A (the “Third 8-A Amendment”) filed with the SEC on May 18, 2021, relating to the rights (the “Rights”) under the Rights Agreement, dated as of August 28, 2019, between the registrant and Computershare Trust Company, N.A.

Item 1. Description of Registrant’s Securities to be Registered.

On August 27, 2021, the Board of Directors of R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), approved, and the Company and Computershare Trust Company, N.A. (the “Rights Agent” ) entered into, the Third Amendment to Rights Agreement, dated as of August 27, 2021 (the “Third Amendment” ). The Third Amendment amends the Rights Agreement, dated as of August 28, 2019 (the “Initial Rights Agreement”), as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020 (the “First Amendment”), and the Second Amendment to Rights Agreement, dated as of May 17, 2021 (the “Second Amendment”), between the Company and the Rights Agent (the Initial Rights Agreement, as amended by the First Amendment and the Second Amendment, the “Rights Agreement,” and as further amended by the Third Amendment, the “Amended Rights Agreement”).

Prior to the Third Amendment, the final expiration date under the Rights Agreement was 5:00 P.M., New York City time, on August 28, 2021. The Third Amendment extended the final expiration date such that the Amended Rights Agreement provides that the final expiration date will be 5:00 P.M., New York City time, on the first business day following the certification of the voting results of the Company’s 2022 annual meeting of stockholders, if and only if the first business day following such certification is earlier than August 28, 2022 and the stockholders of the Company have not approved or ratified the Amended Rights Agreement at or prior to such annual meeting, and otherwise will be 5:00 P.M., New York City time, on August 28, 2022.

Subject to the foregoing, Item  1 of the Initial 8-A Amendment, Item  1 of the Second 8-A Amendment and Item  1 of the Third 8-A Amendment are incorporated by reference herein.

Each of the Initial Rights Agreement, included as Exhibit 3 hereto, the First Amendment, included as Exhibit 4 hereto, and the Second Amendment, included as Exhibit 5 hereto, and the Third Amendment, included as Exhibit 6 hereto, is incorporated by reference herein. The summary description in this Item 1 of the Rights and the Initial Rights Agreement as amended by the First Amendment, the Second Amendment, and the Third Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

1	Restatement of Certificate of Incorporation of R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed October 30, 2019).

2	Amended and Restated By-Laws of R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on 8-K filed October 3, 2016).

3	Rights Agreement, dated as of August 28, 2019, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed August 29, 2019).

4	First Amendment to Rights Agreement, dated as of August 17, 2020, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 18, 2020).

5	Second Amendment to Rights Agreement, dated as of May 17, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 18, 2021).

6	Third Amendment to Rights Agreement, dated as of August 27, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: August 27, 2021	By:	/s/ Deborah L. Steiner
	Name:	Deborah L. Steiner
	Title:	Executive Vice President, General Counsel